UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                                 (Rule 13d-102)


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2


                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                                  Mikasa, Inc.
             -----------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
             -----------------------------------------------------
                         (Title of Class of Securities)

                                  59862T 10 9
             -----------------------------------------------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ].
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)



----------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 59862T 10 9                     13G                 Page 2 of 5 Pages

--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

       Raymond B. Dingman

--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]

--------------------------------------------------------------------------------
   3.  SEC USE ONLY



--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.A.

--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            1,184,192
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             109,845
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             1,184,192
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       109,845
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,294,037

--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       7.21%

--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

       Individual

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      13G                   Page 3 of 5 Pages





Item 1.     (a)   Name of Issuer:

                  Mikasa, Inc.
                  --------------------------------------------------------------

            (b)   Address of Issuer's Principal Executive Offices:

                  20633 South Fordyce Avenue, Long Beach, California 90810
                  --------------------------------------------------------------

Item 2.     (a)   Name of Person Filing:

                  Raymond B. Dingman
                  --------------------------------------------------------------

            (b)   Address of Principal Business Office, or if None, Residence:

                  20633 South Fordyce Avenue, Long Beach, California 90810
                  --------------------------------------------------------------

            (c)   Citizenship:

                  U.S.A.
                  -------------------------------------------------------------

            (d)   Title of Class of Securities:

                  Common Stock, $.01 par value per share
                  --------------------------------------------------------------

            (e)   CUSIP Number:

                  59862T 10 9
                  --------------------------------------------------------------

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

            Not Applicable

                                     13-G                   Page 4 of 5 Pages


Item 4.     Ownership.

            If more than five percent of the class is owned, indicate:

            (a) Amount beneficially owned:  1,294,037 shares
                                          -------------------------------------,

            (b) Percent of class: Approximately 7.21%
                                 ----------------------------------------------,

            (c) Number of shares as to which such person has:

                  (i) Sole power to vote or to direct the vote: 1,184,192
                                                               ----------------

                  (ii) Shared power to vote or to direct the vote: 109,845
                                                                  -------------

                  (iii) Sole power to dispose or to direct the disposition of
                        1,184,192
                        -------------------------------------------------------


                  (iv) Shared power to dispose or to direct the disposition of
                        109,845
                        -------------------------------------------------------


Item 5.     Ownership of Five Percent or Less of a Class.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

            Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

            Not Applicable.

Item 8.     Identification and Classification of Members of the Group.

            Not Applicable.

Item 9.     Notice of Dissolution of Group.

            Not Applicable.

                                     13-G                   Page 5 of 5 Pages

Item 10.    Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 12, 1999

                                          /s/ Joseph S. Muto
                                         ----------------------------------
                                               (Signature)*

                                         Joseph S. Muto on Behalf of
                                         Raymond B. Dingman Pursuant to
                                         the Attached Power of Attorney
                                         ----------------------------------
                                               (Name/Title)

                               POWER OF ATTORNEY



     The undersigned hereby authorizes Joseph S. Muto as attorney-in-fact and agent to sign on his behalf and to file with the Securities and Exchange Commission all filings required of the undersigned regarding stockholdings of Mikasa, Inc., and any and all amendments thereto, granting to such attorney-in-fact and agent full power and authority to perform any other act on behalf of the undersigned required to be done in the premises.

Date: February 7, 1996

                                          /s/ Raymond B. Dingman
                                         ----------------------------------
                                                 Raymond B. Dingman